Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Edesa Biotech, Inc. and its subsidiaries of our report dated December 12, 2019, which appears in the Annual Report on Form 10-K of Edesa Biotech, Inc. and its subsidiaries for the nine-month period ended September 30, 2019.

/s/ MNP LLP

Chartered Professional Accountants
Licensed Public Accountants
Toronto, Canada
January 28, 2020